CERTIFICATE OF DESIGNATION, PREFERENCES
AND RIGHTS OF SERIES B PREFERRED STOCK
OF
CHINA ENERGY RECOVERY, INC.

CHINA ENERGY RECOVERY, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY THAT:

A.           Pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) and pursuant to the Delaware General Corporation Law, the Board of Directors, by unanimous written consent in lieu of a meeting dated May 20, 2009, adopted the following resolution providing for the designation, preferences and relative other rights, and the qualifications, limitations and restrictions of the Series B Preferred Stock.

WHEREAS, the Certificate of Incorporation of the Corporation provides for two classes of shares known as common stock, $0.001 par value per share (the “Common Stock”), and preferred stock, $0.001 par value per share (the “Preferred Stock”); and

WHEREAS, the Board of Directors of the Corporation is authorized by the Certificate of Incorporation to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in such series and to fix the designations, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors deems it advisable to, and hereby does, designate a Series B Preferred Stock and fixes and determines the rights, preferences, qualifications, limitations and restrictions relating to the Series B Preferred Stock as follows:

1.           Designation.  The shares of such series of preferred stock shall be designated “Series B Preferred Stock” (referred to herein as the “Series B Preferred Stock”) and senior to all other capital stock of the Corporation.

2.           Authorized Number.  The number of shares constituting the Series B Preferred Stock shall be one hundred (100).

3.           Dividends.  The holders of the Series B Preferred Stock shall not be entitled to any dividends.

4.           Liquidation Preference.   The holders of the Series B Preferred Stock will not have any liquidation preference of any kind.

5.           Conversion.  The holders of the Series B Preferred Stock shall not have any conversion rights of the Series B Preferred Stock into any common stock of the Corporation.

6.           Notices of Record Dates and Effective Dates.  In case: the Corporation shall declare a dividend (or any other distribution) on the Common Stock payable otherwise than in shares of Common Stock; or the Corporation shall authorize the granting to the holders of Common Stock of rights to subscribe for or purchase any shares of capital stock of any class or any other rights; or of any reorganization (including stock split or combination), share exchange or reclassification of the capital stock of the Corporation, or of any combination, continuation, consolidation or merger to which the Corporation is party or of the sale, license, lease or exchange of all or substantially all of the property of the Corporation; or of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation, then the Corporation shall cause to be mailed to the record holders of the Series B Preferred Stock at least twenty (20) days prior to the applicable record date or effective date hereinafter specified, a notice stating the date on which a record is to be taken for the purpose of such dividend, distribution or rights, or, if a record is not to be taken, the date as of which the holders of record of Common Stock to be entitled to such dividend, distribution or rights are to be determined or the date on which such dividend, granting of rights, reclassification, reorganization, share exchange, combination, continuation, consolidation, merger, sale, lease, exchange, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of record of Common Stock shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such dividend, granting of rights, reclassification, reorganization share exchange, combination, continuation, consolidation, liquidation, merger, sale, lease, exchange, dissolution, liquidation or winding up.

7.           Voting Rights.

(a)           General.  The holders of Series B Preferred Stock shall be entitled to notice of any stockholder's meeting.  In addition to the voting rights provided by applicable law and set forth herein, upon the occurrence and during the continuation of an event of default pursuant to only Section 6.1 (“Event of Default”) of that certain Loan Agreement and Note, dated as of May 20, 2009 (“Loan Agreement and Note”) and subject to the condition of Section 6.7 of the Loan Agreement and Note where the Event of Default shall be for the payment of moneys owed in excess of $1,000,000 to the note-holder, the holders of shares of Series B Preferred Stock shall be entitled to vote upon all matters upon which holders of the Common Stock and other holders of voting stock have the right to vote, and shall be entitled to vote per share of Series B Preferred Stock that number of votes that would the equivalent of (a) all the number of votes of voting securities outstanding and entitled to vote at such meeting, plus (b) one hundred (100), divided by all the shares of Series B Preferred Stock, at the record date for the determination of the stockholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, such votes to be counted together with all other shares of capital stock having general voting powers and not separately as a class.  To the extent the foregoing calculation of voting rights results in a fraction of a share, the number of votes of the holder of Class B Preferred Stock will be rounded up to the next whole number. [Solely for clarity and the avoidance of doubt, the voting rights of this section are to arise only while there is an Event of Default for moneys due and owning in excess of $1,000,000, for so long as such sum is outstanding, and the vote of the entire Class B Preferred Stock will represent a majority by 100 shares of all the votes entitled to vote at a shareholders meeting.]

(b)           Special Class Vote.  The holders of the Series B Preferred Stock shall be entitled to vote and shall vote separately as a class on all matters relating to, or in any way having an impact upon, the value, preferences, rights, powers, priority or ranking of the Series B Preferred Stock.  In all cases where the holders of the Series B Preferred Stock have the right to vote separately as a class, such holders shall be entitled to one vote for each such share held by them and except as specifically provided herein, the affirmative vote of 67% of the shares of the Series B Preferred Stock outstanding shall be required.

(c)           Election of Directors.  Upon the occurrence and during a continuation of an Event of Default (as set forth herein) and subject to provisions of Section 6.7 of the Loan Agreement and Note:  (i) the holders of the majority of the shares of the Series B Preferred Stock, voting separately as a class, shall be entitled to elect a majority of the directors to the Board of Directors of the Corporation (the “Series B Preferred Stock Directors”); (ii) the holders of the majority of the shares of the Series B Preferred Stock, voting separately as a class, shall be entitled to establish the size of the Board of Directors, which right will be paramount to any other provision in the Certificate of Incorporation and the by-laws of the Corporation; (iii) the Board of Directors shall not establish any committee, or delegate any of its duties to any committee or group of directors or other persons which does not include at least a majority of the Series B Preferred Stock Directors, unless any one or more of the Series B Preferred Stock Directors is disqualified because of not being “independent” as such term is defined by any one of the Rules and Regulations of the Securities and Exchange Commission or exchange on which any of the securities of the Corporation are listed or admitted for trading; (iv) all decisions made by the Board of Directors with respect to audit functions and compensation issues or all decisions made by any Compensation Committee or Audit Committee (and any other committee established by the Board of Directors for similar purposes) shall be by unanimous vote of all the members thereof; (vi) at any stockholders meeting held for the purpose of electing or removing directors, the presence in person or by proxy of the holders of the majority of the shares of the Series B Preferred Stock then outstanding shall be required to constitute a quorum of the stockholders of the Corporation; (vii) a vacancy in the directorships that are elected by the holders of the Series B Preferred Stock shall be filled only by majority vote or written consent in lieu of a meeting of the shares of the Series B Preferred Stock; and (viii) any member of the Board of Directors elected by the holders of the Series B Preferred Stock (A) may only be removed by the majority vote of the shares of the Series B Preferred Stock voting thereon, and (B) may call a special meeting of the Board of Directors.

(d)           Other Restrictions. Upon the occurrence and during a continuation of an Event of Default (as set forth herein) and subject to the provisions of Section 6.7 of the Loan Agreement and Note, without the prior approval by vote or consent of all the Series B Preferred Stock Directors, the Corporation will not, and will not enter into any agreement to: (i) acquire a controlling interest in or substantially all of the capital stock of any person or entity (by purchase, contract, license, lease, merger or otherwise) or substantially all of the assets thereof; (ii) change the name, corporate identity, or jurisdiction of incorporation of the Corporation or amend its Certificate of Incorporation or By-Laws; (iii) issue any capital stock of the Corporation or derivatives of the capital stock of the Corporation (other than for the purpose of a capital raise for the Corporation), which limitation shall include issuances for compensation reasons, stock options, and approval of equity compensatory plans; (iv) increase the compensation of any director, officer, executive, or other senior employee of the Corporation, including, without limitation, any increase by means of any bonus or pension plan, contract or commitment; and (v) acquire or dispose of any significant assets of the Corporation, in a single transaction or a series of related transactions. Without limiting the foregoing, upon the occurrence and during a continuation of an Event of Default and subject to Section 6.7 of the Loan Agreement and Note, without the prior approval by vote or written consent of the majority of the shares of the outstanding Series B Preferred Stock, the Corporation will not (i) declare or pay any dividends or make any distribution with respect to, or any direct or indirect redemption or purchase of, any shares of capital stock of the Corporation; (ii) offer itself for sale (by sale of stock, assets or otherwise), effect any merger, combination, continuation, consolidation or similar business arrangement involving the Corporation; or (iii) increase the authorized amount of any class of its capital stock.  For so long as any of the Series B Preferred Stock is issued and outstanding, without the prior approval by vote or consent of 67% of the shares of the Series B Preferred Stock, the Corporation will not authorize or issue any shares of capital stock or preferred stock that is senior or equal in any respect to the Series B Preferred Stock, including, without limitation, any other class of stock (or security convertible into such a class of stock) entitled to a preference prior to or on a parity with the Series B Preferred Stock as to vote.

(e)           References to the Corporation shall include the direct and indirect subsidiaries, affiliates and controlled entities of the Corporation, such that the subsidiaries, affiliates and controlled entities shall be restricted from taking actions that the Corporation is restricted from taking pursuant to the terms of the Series B Preferred Stock.

(f)           In the event there is a requirement of a decision that requires the Series B Preferred Stock Directors to act unanimously, and they cannot agree, then the decision shall be referred to the entire board of directors in which decision process they will have the right to participate.  This provision will apply only to such items that can be referred to the entire board, it being understood that certain committee approvals in compliance with listing or other regulation may have to remain in the purview of the committee.

8.           Waiver.  The holders of the outstanding Series B Preferred Stock may by an affirmative vote (including by written consent) of 67% of the number of shares thereof waive any right or privilege to which such holders may be entitled under this Certificate; provided that any such waiver shall not operate or be construed as a waiver of such right or privilege in the future, unless the waiver explicitly so provides.

9.           Transfer of Shares.  The holders of the Series B Preferred Stock may transfer, pledge, or hypothecate the shares of Series B Preferred Stock to any person or entity without the written consent of the Corporation.

10.           Retirement of Shares.  The Series B Preferred Stock will automatically terminate and be retired on the repayment in full of all the monetary obligations (including in the event of the full conversion of the outstanding monetary obligations into Common Stock) of the Loan Agreement and Note. The shares of Series B Preferred Stock terminated and retired or otherwise redeemed or acquired by the Corporation will be retired and cancelled and shall be returned to the status of authorized and unissued shares of preferred stock and not be reissued as shares of Series B Preferred Stock.

B.           The recitals and resolutions contained herein have not been modified, altered or amended and are presently in full force and effect.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on May 26, 2009.

CHINA ENERGY RECOVERY, INC.

Date	By:	/s/ Qinghuan Wu
Name: Qinghuan Wu
Title: Chief Executive Officer

Attest:

/s/ Cindy Cheng
Name: Cindy Cheng